                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                                SCHEDULE 13G

                              (Amendment No. 2)

                 Under the Securities and Exchange Act of 1934



                                 CONNECT, INC.
                                (Name of Issuer)

                         Common Stock, $.001 par value
                        (Title of Class of Securities )


                                   207528100
                                 (CUSIP NUMBER)

-----------------------                                  ---------------------
  CUSIP NO. 207528100                   13G                PAGE 2 OF 9 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Volpe Brown Whelan & Company L.L.C. (formerly Volpe, Welty & Company) 943015811

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      California

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      0

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11



------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      OO (Limited Liability Company)

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 2 of 9 pages

-----------------------                                  ---------------------
  CUSIP NO. 207528100                   13G                PAGE 3 OF 9 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Volpe, Welty & Company Hybrid Fund I
      A California Limited Partnership
      943089657

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      California

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      0

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      0


------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 3 of 9 pages

-----------------------                                  ---------------------
  CUSIP NO. 207528100                   13G                PAGE 4 OF 9 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Volpe, Welty & Company Hybrid Fund II
      943088073

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      California

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      0

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      0


------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 4 of 9 pages

-----------------------                                  ---------------------
  CUSIP NO. 207528100                   13G                PAGE 5 OF 9 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Volpe, Welty & Company Hybrid Fund I SLP,
      943091526

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      California

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      0

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      0


------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 5 of 9 pages

Item 1(a) Name of Issuer.

          CONNECT,Inc.

Item 1(b) Address of Issuer's Principal Executive Offices.

          515 Ellis Street
          Mountain View, CA  94043

Item 2(a) Name of Person Filing.

          Volpe Brown Whelan & Company L.L.C.
          (formerly Volpe, Welty & Company L.L.C.)

          Volpe, Welty & Company Hybrid Fund I,
          A California Limited Partnership

          Volpe, Welty & Company Hybrid Fund II,
          A California Limited Partnership

          Volpe, Welty & Company Hybrid Fund I SLP,
          A California Limited Partnership


Item 2(b) Address of Principal Business Office.

          One Maritime Plaza, 11/th/ Floor
          San Francisco, CA  94111

Item 2(c) Citizenship.

          California

Item 2(d) Title of Class of Securities.

          Common Stock, $.001 par value

Item 2(e) CUSIP Number.

          207528100

Item 3 If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

          (a) [_] Broker Dealer registered under Section 15 of the Act
          (b) [_] Bank as defined in Section 3(a)(6) of the Act
          (c) [_] Insurance Company as defined in Section 3(a)(19) of the Act
          (d) [_] Investment Company registered under Section 8 of the Investment Company Act
          (e) [_] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940
          (f) [_] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see (S)240.13d-1(b)(1)(ii)(F)
          (g) [_] Parent Holding Company, in accordance with (S)240.13d-1(b)(ii)(G) (Note: See Item 7)
          (h) [_] Group, in accordance with (S)240.13d-1(b)(1)(ii)(H)

Item 4.  Ownership

         Not applicable

Item  5. Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

         Instruction: Dissolution of a group requires a response to this item.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported On By the Parent Holding Company.

         not applicable

Item 8.  Identification and Classification of Members of the Group.

         not applicable

Item 9.  Notice of Dissolution of the Group.

         not applicable

Item 10. Certification.

         Not applicable

Signatures

     After reasonable inquiry and to the best of my knowledge and believe, I certify that the information set forth in this statement is true, complete and correct.


February 6, 1998
-----------------
Date


Volpe Brown Whelan & Company, L.L.C.
(formerly Volpe, Welty & Company)

/s/ Thomas S. Volpe
-------------------
Thomas S. Volpe,
----------------
General Partner


VOLPE, WELTY & COMPANY HYBRID FUND I
A CALIFORNIA LIMITED PARTNERSHIP

/s/ William B. Welty
--------------------
William B. Welty,
General Partner


VOLPE, WELTY & COMPANY HYBRID FUND II,
A CALIFORNIA LIMITED PARTNERSHIP

/s/ William B. Welty
--------------------
William B. Welty,
General Partner


VOLPE, WELTY & COMPANY HYBRID FUND I SLP,
A CALIFORNIA LIMITED PARTNERSHIP

/s/ William B. Welty
--------------------
William B. Welty,
General Partner